                                                                   Exhibit 12



                          AMERICAN STORES COMPANY
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (Unaudited)


In the computation of the ratio of earnings to fixed charges for the Company, earnings consist of pre-tax income from continuing operations before the impact of an extraordinary item and the cumulative effect of a change in accounting principle, less gain/(loss) on sale of assets, other, plus fixed charges (adjusted for capitalized interest).  Fixed charges consist of interest, whether expensed or capitalized (including the amortization of debt expense), plus the amount of rental expense which is representative of the interest factor in the particular case.

(In thousands)                              1993             1992 (1)     1991(1)
                                          ________       _________       ________
Earnings before income taxes, extra-
    ordinary item and cumulative effect
    of a change in accounting principle   $480,805        $378,281       $438,468

Gains (losses) on sale of assets,
    other                                   24,128         (35,116)        98,717
                                          ________        ________       ________

Pretax income from continuing
    operations                             456,677         413,397        339,751

Fixed charges (detail below)               284,834         311,937        371,056
Adjusted for:
    Capitalized interest                    (3,416)         (1,966)        (4,003)
    Previously capitalized interest
    amortized during the period              1,246           1,288          1,488
                                          ________        ________       ________
Earnings                                  $739,341        $724,656       $708,292
                                          ========        ========       ========

Interest expense (2)                      $189,773        $214,394       $265,098
Capitalized interest                         3,416           1,966          4,003
Interest factor for rental expense
    of operating leases                     91,645          95,577        101,955
                                          ________        ________       ________
Fixed charges                             $284,834        $311,937       $371,056
                                          ========        ========       ========

Ratio of earnings to fixed charges       2.60 to 1       2.32 to 1      1.91 to 1




(1)  Restated to reflect adoption of Statement of Financial Accounting
     Standards No. 109, "Accounting for Income Taxes," as if effective at the beginning of fiscal 1989.

(2) As reported in financial statements. Includes amortization of debt expense and interest on capital leases and is net of capitalized interest.
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